Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Current Report on Form 8-K/A of Southern National Bancorp of Virginia, Inc. of our reports dated March 15, 2017, March 15, 2016, and March 31, 2015, respectively, relating to our audits of the consolidated financial statements of Eastern Virginia Bankshares, Inc. and Subsidiaries, appearing in the Annual Reports on Form 10-K of Eastern Virginia Bankshares, Inc. for the years ended December 31, 2016, 2015 and 2014, respectively, and of our report dated March 15, 2017, with respect to the effectiveness of internal control over financial reporting as of December 31, 2016.

/s/ YOUNT, HYDE & BARBOUR, P.C.

Winchester, Virginia
September 8, 2017